CONSENT TO CONTINUATION

                             DISTRIBUTION AGREEMENT

     This Assignment, dated as of the 1st day of November, 2001, made by and among Commonwealth International Series Trust (the "Fund"), FCA Corp (the "Adviser") and Declaration Distributors, Inc. ("Declaration") (collectively the "Parties").

     WHEREAS, Declaration has undergone a substantial ownership change;

     WHEREAS, a substantial ownership change triggers a requirement under the Distribution Agreement among the Fund, the Adviser and Declaration, dated October 7, 2000 (the "Distribution Agreement") that the Fund and the Adviser consent to continuation of the Distribution Agreement in the event of a substantial ownership change of Declaration; and

     WHEREAS,   the  Fund,  the  Adviser,  and  Declaration  wish  to  have  the
Distribution Agreement continue in full force and effect;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and the exchange of good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto hereby agree as follows:

     1.   CONSENT  TO   CONTINUATION.   The  Parties   hereby   consent  to  the
          continuation of the Distribution Agreement on the same terms and conditions contained in the Distribution Agreement.

     2. ACKNOWLEDGEMENT OF NAME CHANGE. The Fund and the Adviser hereby acknowledge that Declaration expects to change its name to InCap Securities, Inc.

     IN WITNESS WHEREOF, the Parties hereto have caused this Consent to Continuation to be executed by their duly authorized officers as of the day and year first written above.


Commonwealth International Series Trust      FCA Corp

/s/ Robert W. Scharar, President             /s/ Robert W. Scharar, President
--------------------------------             --------------------------------

Declaration Distributors, Inc.

/s/ Terence P. Smith
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